Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction

Transmation (Canada) Inc.	Canada

United Scale & Engineering Corporation	Wisconsin

WTT Real Estate Acquisition, LLC	New York

Anacor Acquisition, LLC	Delaware